UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2021

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement and Unregistered Sale of Equity Securities

On October 12, 2021, we entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Debenture Holder”) to place Convertible Debentures (the “Debentures”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $30,000,000 (the “Transaction”), provided that in case of an event of default, the Debentures may become at the Debenture Holder’s election immediately due and payable. We also issued a Warrant to purchase 1,000,000 of our Class A Common Stock to the Debenture Holder at a price of $20.00 per share (the “Warrants”).

The initial closing of the Transaction occurred on October 12, 2021, when we issued a Debenture for $15,000,000 and the Warrants. In addition, we will issue to the Debenture Holder 150,000 shares of our Class A Common Stock as a commitment fee. The second closing of a Debenture in an amount of $10,000,000 is expected to occur upon the filing of a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares underlying the Debentures by the Debenture Holder. The third closing of a Debenture in an amount of $5,000,000 is expected to occur on the date the Registration Statement is first declared effective by the SEC. The Debentures bear interest at the rate of 5% per annum.

The Debenture Holder may convert a Debenture in its sole discretion at any time on or prior to maturity at the lower of $20.00 or 92.5% of the lowest daily VWAPs during the 5 consecutive trading days immediately preceding the conversion date or other date of determination, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $10.00 unless lowered by the Company pursuant to the Agreement. We may not convert any portion of a Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Any time after the issuance of a Debenture that the daily VWAP is less than the Floor Price for 10 trading days in a period of 15 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, we will be required to make monthly payments in cash as determined below. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of months until the maturity date, (ii) a redemption premium (as defined below) equal to 10% of the principal amount being redeemed, and (iii) accrued and unpaid interest hereunder as of each payment date. Each monthly payment obligation shall be reduced by any amounts converted since the last monthly payment.

Our obligation to make monthly payments cease if any time after the applicable Triggering Date, either (i) the Company provides the Holder a reset notice (each, a “Floor Reset Notice”) setting forth a reduced Floor Price which shall be equal to no more than 85% of the Closing Bid Price on the Trading Day immediately prior to such Reset Notice (and in no event greater than $10 per shares) and takes all steps necessary to implement such Floor Price reset, including, without limitation, applying for the additional listing of Conversion Shares on the Primary Market, or (ii) the daily VWAP is greater than the Floor Price for a period of 10 consecutive Trading Days, unless a subsequent Triggering Date occurs. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Item 9.01 Financial Statements and Exhibits

The following exhibits are attached to this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated October 12, 2021
10.2	Form of Debenture
10.3	Form of Warrant
10.4	Registration Rights Agreement, dated October 12, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2021

Helbiz, Inc.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer